Exhibit 4.2

INDIGO SYSTEMS CORPORATION

2001 INCENTIVE STOCK OPTION

AND

NON-QUALIFIED STOCK OPTION PLAN

1.	Purpose.

1.1.	This Incentive Stock Option Plan and Non-Qualified Stock Option Plan (the “Plan”) is intended to provide a means by which certain employees and related persons of Indigo Systems Corporation, a California corporation (the “Company”) may acquire an equity interest in the Company, thereby encouraging and rewarding their continued efforts on behalf of the Company and promoting the interests of the Company and its stockholders. The Company will, therefore, grant to such persons as may be selected in the manner provided for herein, options to purchase shares of the Company’s stock, (“Options”) subject to the conditions set forth herein.

2.	Administration of the Plan.

2.1.	The Board of Directors of the Company (the “Board”) shall appoint a Stock Incentive Plan Committee (the “Committee”) of not less than 3 individuals who may but need not be Directors of the Company. The Board shall fill vacancies on the Committee and may from time to time remove members from or add members to the Committee. The Committee shall be responsible for the general administration and management of the Plan. The Committee shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the following:

2.1.1.	To determine all questions relating to the eligibility of individuals to participate;

2.1.2.	To maintain all records necessary for the administration of the Plan and to provide for disclosure of all information and provision of all reports and statements to Participants or government agencies as required by law; and

2.1.3.	To adopt and modify plan rules for the regulation and administration of the Plan.

2.2.	The Committee shall interpret the Plan in accordance with its terms and intended meaning. All actions taken and all determinations made by the Committee in good faith shall be final and binding upon all Participants and any person interested in the Plan.

2.3.	The Committee shall act pursuant to a majority vote or the written consent of the majority of its members, and minutes shall be kept of all of its meetings and copies thereof provided to the Board.

2.4.	The Company shall indemnify and save harmless any individual serving as a member of the Committee against any and all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity.

3.	Eligible Participants.

3.1.	All full-time employees of the Company shall be eligible to participate under the Plan. In addition, Directors or consultants of the Company who are not employees shall be eligible to participate under the Plan. From this eligible class of persons, the Committee shall have complete discretion to select those to whom Options shall be granted.

3.2.	Notwithstanding any other provisions of the Plan, no person may be granted Options under this Plan while he or she is serving as a member of the Committee.

4.	Shares Subject to the Plan.

4.1.	Class of Stock. The stock subject to the Options granted under this Plan shall be the authorized but unissued shares of the Company’s common stock (the “Stock”).

4.2.	Maximum Shares Subject to the Plan. Subject to adjustment as provided in Section 6 of this Plan, the total number of shares of Stock issuable upon exercise of all outstanding Options that may be granted under this Plan shall be 20,728 . However, no further Options under this Plan shall be granted if the total number of shares of Stock subject to Options granted under this Plan plus the total number of shares called for under any similar plan of the Company will as a result of such grant exceed 30 percent of the then outstanding shares of the Company Stock (exclusive of shares subject to promotional waivers, if any).

4.3.	If any Option under this Plan expires or terminates for any reason without having been exercised in full, then the shares subject to the unexercised Option shall be made available for the grant of new Options under the Plan.

5.	Terms and Conditions of Options.

5.1.	Options granted pursuant to the Plan shall be authorized by the Committee and approved by the Board. Options shall be designated as either Incentive Stock Options or Non-Qualified Stock Options, shall be set forth in a written option agreement in such form as the Committee shall from time to time approve, and shall be subject to the following terms and conditions:

5.1.1.	Exercise Price. Each Option shall state the price (the “exercise price”) at which the shares subject to the Option may be purchased. Under no circumstances shall the exercise price be less than 100 percent of the fair market value of the Company’s Stock on the date the Option is granted. The determination of fair market value shall be made by the Committee and approved by the Board. If at the time an Incentive Stock Option is granted, the recipient of the Incentive Stock Option owns more than 10 percent of the total combined voting power of all classes of stock of the Company, the exercise price shall not be less than 110 percent of the fair market value of the Company’s Stock on the date the Incentive Stock Option is granted.

5.1.2.	Number of Shares. Each Option shall state the number of shares of Stock to which it relates.

5.1.3.	Annual Limitation. The aggregate fair market value of the Stock (determined at the time the Option is granted) for which any employee may be granted Incentive Stock Options in any calendar year by the Company shall not exceed $100,000. To the extent the aggregate fair market value of the Stock for which an employee is granted Incentive Stock Options exceeds the $100,000, then such Options shall be Non-Qualified Stock Options.

5.1.4.	Payment for Stock. Full payment of the exercise price for the Stock purchased shall be made at the time of exercise. No shares shall be issued until full payment has been made. The exercise price shall be paid in cash, by check, or in shares of Stock, or in any combination of thereof.

5.1.5.	Term of Option. Each Option shall state the term of its duration, provided that no Option shall be exercisable more than 10 years from the date the Option is granted. If at the time an Incentive Stock Option is granted, the recipient of the Incentive Stock Option owns more than 10 percent of the total combined voting power of all classes of stock of the Company, the Incentive Stock Option shall not exercisable by the recipient more than 5 years from the date the Incentive Stock Option is granted. In addition, the Committee may designate in the Option agreement other events (such as death, retirement, termination of Employment or bankruptcy) that will operate to terminate the Option.

5.1.6.	Vesting of Option. No Option may be exercised either in whole or in part prior to 1 year from the date the Option is granted. Thereafter, unless the Committee shall specify otherwise, each Option shall be exercisable to the nearest whole share in four approximately equal annual installments. To the extent not exercised, installments (if more than one) shall accumulate and be exercisable, in whole or in part, in any subsequent year.

5.1.7.	Non-Assignability. Options granted pursuant to this Plan shall not be transferable by the Participant other than by will or by the laws of descent and shall be exercisable during the Participant’s lifetime only by the Participant. Any attempted transfer or assignment of the Option shall be void.

5.2.	Termination of Employment. If a Participant ceases to be employed by the Company on account of his or her death, Retirement or termination of Employment without cause, then the Participant, or in the event of death his or her personal representative or person entitled to succeed to the Option, shall have the right to exercise the Option within the following periods:

5.2.1.	In the case of the Participant’s Retirement on account of disability, within 1 year following the date of the Participant’s termination of Employment;

5.2.2.	In the case of the Participant’s death, within the earlier of 6 months following the date of issuance of letters testamentary or letters of administration to the executor or administrator of the deceased Participant’s estate or 1 year after the Participant’s death; and

5.2.3.	In the case of the Participant’s Retirement on account of age or the Participant’s termination of Employment without cause, within 90 days following the Participant’s termination of Employment.

Provided that the Option may be exercised only to the extent that such Option had vested and the Participant could have exercised the Option as of the date on which the Participant terminated his or her Employment. If a Participant is a Director of the Company but not an Employee of the Company and he or she ceases to be a Director for any reason, then his or her cessation as a Director shall be treated as a termination of Employment for purposes of determining his or her right to exercise the Option.

5.3.	Termination of Employment for Cause. If a Participant’s employment by the Company is terminated for cause, his or her Options shall terminate immediately. The determination of the Committee with respect to whether the Participant’s termination of Employment was for “cause” shall be final and conclusive.

5.4.	Other Provisions. Subject only to the express provisions of the Plan, the Committee may impose other terms and conditions on any Option granted hereunder, including, without limitation, restrictions to assure compliance with federal and state securities laws. Options granted under this Plan may be exercised without regard to the holding of unexercised Options previously or subsequently granted under this Plan or any other Plan of the Company.

6.	Adjustment of and Changes in the Stock.

6.1.	If the outstanding shares of Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares of other securities of the Company or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in capital stock, appropriate adjustment shall be made by the Committee in the number and kind of shares for the purchase of which options may be granted under the Plan, including the maximum number that may be granted to any one participant.

In addition, the Committee shall make appropriate adjustments in the number and kind of shares as to which outstanding Options, or portions thereof then unexercised, shall be exercisable, to the end that the Participant’s proportionate interest shall be maintained as before the occurrence of such event; such adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of the Option and with a corresponding adjustment in the Option price per share. Provided, however, that each adjustment in the number and kind of shares subject to outstanding Options, including any adjustment in the Option price, shall not be made in a manner that causes the Option or Options to fail to continue to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986. Any such adjustment made by the Committee shall be conclusive.

6.2.	In the event of the disposition of substantially all of the assets of the Company or its merger, consolidation, reorganization or acquisition, the Board may amend all outstanding Options to fully vest all such Options prior to the effective date of any such transaction.

6.3.	Fractional shares resulting from any adjustment in Options pursuant to this Section may be settled in cash or otherwise as the Board determines.

6.4.	Notice of any adjustment shall be given by the Company to each holder of an Option which shall have been so adjusted and such adjustment shall be effective and binding for all purposes of this Plan.

7.	Rights as a Shareholder.

7.1.	A Participant shall have no rights as a shareholder with respect to any shares covered by his or her Options until the date of issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided for in Section 6.1, hereof.

8.	Use of Proceeds. The proceeds received by the Company from the sale of Stock pursuant to the Plan will be used for general corporate purposes.

9.	Listing and Regulatory Requirements. Each Option shall be subject to the requirement that if at anytime the Board determines in its sole discretion that the listing or qualification of the shares of Stock subject to the Option under any securities exchange requirement or applicable law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the granting of such Option or the issue of shares thereunder, then such Option may not be exercised in whole or in part unless and until such listing, qualification, consent or approval has been obtained free of any conditions not acceptable to the Board.

10.	Term of the Plan. Options may be granted pursuant to the Plan from time to time within a period of 10 years from the date the Plan is adopted, or the date the Plan is approved by the Company’s stockholders, whichever is earlier.

11.	Amendment and Termination of the Plan. The Board may amend, suspend or terminate the Plan and may make changes to the terms and conditions of Options as it shall deem advisable, provided that no such amendment shall, without approval of the Company’s stockholders:

11.1.	Change the class of persons eligible to receive Options,

11.2.	Increase the total number of shares for which Options may be granted under the Plan,

11.3.	Extend the term of the Plan or the maximum option period hereunder, or

11.4.	Decrease the minimum exercise price or reduce the price at which shares may be purchased under any Option granted under the Plan (except as provided herein for changes in the Company’s capitalization).

12.	Definitions. The following terms, when capitalized, shall have the meaning specified below unless the context clearly indicates to the contrary:

12.1.	“Employment” shall mean the period during which an individual is an employee of the Company. Employment shall commence on the day the individual first performs services for the Company and shall terminate on the day such services cease; provided that the Committee shall have authority to determine the duration and purpose of leaves of absence that may be granted to Participants without constituting termination of Employment for purposes of the Plan.

12.2.	“Participant” shall mean those employees, Directors and consultants of the Company to whom Options are granted from time to time by the Committee.

12.3.	“Plan” shall mean this document.

12.4.	“Retirement” shall mean a Participant’s termination of Employment on or after having attained age 65 or after having suffered a disability. A Participant shall have suffered a disability if the Participant becomes unable to perform his or her usual work by reason of a medically determinable physical or mental impairment. Determination of whether a Participant has suffered a disability and the date on which the disability commenced shall be made solely by the Committee and shall be based on medical evidence.

13.	Approval of Shareholders. This Plan shall take effect on the date it is adopted by the Company’s Board, provided the Company’s shareholders duly approve it no later than 1 year after the date on which it is adopted by the Board.

Date Plan adopted by Board of Directors: February 1, 2001

Date Plan adopted by Shareholders: February 1, 2001

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